ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION, AS AMENDED,
OF EPIC ENERGY RESOURCES, INC.
SETTING FORTH THE PREFERENCES, RIGHTS AND RESTRICTIONS

OF ITS

SERIES A CONVERTIBLE PREFERRED STOCK

Epic Energy Resources, Inc., a corporation organized and existing under the Business Corporation Act of the State of Colorado (the “BCA”), hereby certifies, pursuant to Section 108-202 of the BCA, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on April 8, 2010:

WHEREAS, the Company’s Articles of Incorporation, as amended, including any amendment or supplement thereto (including any Articles of Amendment) (the “Articles of Incorporation”), authorizes 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Articles of Incorporation authorizes the Board, in establishing any series of Preferred Stock, to give the series a designation, to fix the number of shares in such series, and the preferences, rights and restrictions of the series;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1.  Number; Designation; Rank.

(a)  This series of convertible Preferred Stock is designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  The number of shares constituting the Series A Preferred Stock is 10,000,000 shares, no par value.

(b)  The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company,:

(i)           senior in preference and priority to the common stock of the Company, no par value (the “Common Stock”), and each other class or series of Equity Security (as defined in Section 7) of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Company (the “Junior Securities”);

(ii)           on parity, without preference and priority, with each class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”); and

(iii)           junior in preference and priority to each class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

Section 2.         Dividends.  Holders of issued and outstanding Series A Preferred Stock will not be entitled to any dividends.

Section 3.   Liquidation Preference.

(a)  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) $1.00 per share, as adjusted for any stock dividends, splits, combinations and similar events or (ii) an amount equal to the amount the holders of Series A Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Series A Preferred Stock into shares of Common Stock (such greater amount, the “Liquidation Preference”).

(b)  If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution is insufficient to pay the holders of Series A Preferred Stock the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series A Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)  After payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(d)  The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Fair Market Value (as defined in Section 7) thereof.

           Section 4.   Voting Rights.

(a)  The holders of Series A Preferred Stock are not entitled to vote on Company matters, except as otherwise provided herein or by the BCA.

(b)  So long as at least 1,000,000 shares of Series A Preferred Stock are outstanding, as adjusted for stock dividends, splits, combinations and similar events, and except as otherwise provided by the BCA, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)           any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of Series A Preferred Stock;

(ii)          any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series A Preferred Stock in any manner (including by way of merger, consolidation or otherwise) that adversely affects the holders of Series A Preferred Stock;

(iii)         any amendment, repeal or alteration of any provision of the Articles of Incorporation or the Bylaws of the Company in any manner (including by way of merger, consolidation or otherwise) that adversely affects the holders of Series A Preferred Stock;

(iv)         the liquidation, dissolution or winding up of the Company or any voluntary bankruptcy filing; or

(v)          any contract or other arrangement or to do any of the foregoing, except if such contract or arrangement expressly provides that the undertaking of any of the foregoing is subject to the prior approval of the holders of Series A Preferred Stock.

Section 5.  Conversion.

Each share of Series A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a)  Optional Conversion.  Upon the Company obtaining stockholder approval to increase the authorized shares of Common Stock sufficiently to permit the conversion of all issued and outstanding shares of Series A Preferred Stock at the Conversion Rate (defined below), each holder of Series A Preferred Stock is entitled to convert, at any time and from time to time at the option and election of such holder, any or all shares of outstanding Series A Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount determined by multiplying (i) each share of Series A Preferred Stock to be converted by such holder by (ii) the Conversion Rate in effect at the time of conversion.  The “Conversion Rate” initially means fourteen (14), as adjusted from time to time as provided in Section 5(d).

(b)  Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock.  In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the Fair Market Value per share of Common Stock as of the Conversion Date (as defined below).  If more than one share of Series A Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series A Preferred Stock converted by such holder at such time.

(c)  Mechanics of Conversion.

(i)           In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder must surrender the certificates representing such shares of Series A Preferred Stock at the office of the Company’s transfer agent (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein.  If reasonably required by the Company, certificates surrendered for conversion must be endorsed or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.  The date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the “Conversion Date”).  As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares, if any.  Such conversion will be deemed to have been made on the Conversion Date, and the person (as defined in Section 5(c)(i)) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date.  In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the converting holder.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series A Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series A Preferred Stock are issued in a name other than the name of the converting holder.

(ii)           Once the Company obtains stockholder approval to increase the authorized shares of Common Stock sufficiently to permit the conversion of all issued and outstanding shares of Series A Preferred Stock at the Conversion Rate, the Company shall at all times thereafter reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series A Preferred Stock are held by one holder), and the Company shall take all actions to amend its Articles of Incorporation to increase the authorized amount of Common Stock if necessary therefor.  The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of any securities exchange or automated quotation system on which the Common Stock is then listed or quoted.

(iii)           In the event that a share of Series A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.  Any shares of Series A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iv)           If the conversion is in connection with any public offering or other sale, the conversion may, at the option of any holder tendering any share of Series A Preferred Stock for conversion, be conditioned upon the closing of the sale of shares of Series A Preferred Stock with the underwriter or other purchaser in such sale, in which event such conversion of such shares of Series A Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale.

(d)  Adjustments to Conversion Rate.  If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Rate then in effect immediately before such split will be proportionately decreased.  If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Rate then in effect immediately before such combination will be proportionately increased.  These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(e)           Effect of Reclassification, Merger or Sale.  If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or combination to which Section 5(d) applies), (y) any merger, consolidation or other combination of the Company with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Company to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Series A Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series A Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer.

This Section 5(e) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers.  If this Section 5(e) applies to any event or occurrence, Section 5(d) will not apply.

(f)  Notice of Record Date.  In the event of:

(i)           any stock split or combination of the outstanding shares of Common Stock;

(ii)          any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(e) applies; or

(iii)         the dissolution, liquidation or winding up of the Company;

then the Company shall file with its corporate records and mail to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company, at least 10 days prior to the record date specified in (A) below or 20 days prior to the date specified in (B) below, a notice stating:

(A)         the record date of such stock split or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split or combination are to be determined, or

(B)         the date on which such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

(g)  Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of any holder of Series A Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series A Preferred Stock.

(h)  No Impairment.  The Company may not, whether by any amendment of its Articles of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company or by any other way, impair or restrict its ability to convert shares of Series A Preferred Stock and issue shares of Common Stock therefor, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment to the extent required hereunder.

(i)  Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series A Preferred Stock, and a holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 5(i) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any affiliates) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a conversion notice shall be deemed to be such holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Company each time it delivers a conversion notice that such conversion notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5(i), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a holder, the Company shall within two Trading Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder.  A holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(i) applicable to its Series A Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock held by the holder and the provisions of this Section 5(i) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall apply only to such holder and no other holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 6.  Redemption.  The shares of Series A Preferred Stock are not subject to redemption.

Section 7.  Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)  “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person;

(b)  “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(c)  “Commission” means the United States Securities and Exchange Commission.

(d)  “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of such the Company.

(e)  “Fair Market Value” of any property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i)           for a security traded or quoted on a national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on such exchange or quotation system over a 20-trading day period ending on the trading day immediately prior to the date of determination;

(ii)          for Common Stock that is not so traded or quoted, the Fair Market Value shall be determined:  (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, (y) by the Board based on a valuation of the Company not less than the implied valuation of the Common Stock based on an arms’-length sale of Equity Securities to a non-affiliate third-party within six months of the date of determination, or (z) by a nationally recognized investment bank or accounting firm (whose fees and expenses will be paid by the Company); or

(iii)         for any other property, the Fair Market Value shall be determined by the Board assuming a willing buyer and a willing seller in an arm’s-length transaction;

provided that if holders representing two-thirds of the then outstanding shares of Series A Preferred Stock object to a determination of the Board made pursuant to clause (ii)(y) or (z) or clause (iii), then the Fair Market Value of such property will be as determined by a nationally recognized investment banking or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing a majority of the then outstanding shares of Series A Preferred Stock.

(f)  “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(g)  “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group comprised of two or more of the foregoing.

(h)  “Stated Value” means $1 for each share of Series A Preferred Stock.

(i)  “Trading Day” means a day on which the principal Trading Market is open for business.

(j)  “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be executed by a duly authorized officer of the Company as of April 8, 2010.

EPIC ENERGY RESOURCES, INC.

By:
Name:
Title: